UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2022

Landmark Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-33203

Delaware	43-1930755
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

701 Poyntz

Manhattan, Kansas 66502

(Address of principal executive offices, including zip code)

(785) 565-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	LARK	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On June 28, 2022, Landmark Bancorp, Inc., a Delaware corporation (“Landmark”), entered into an Agreement and Plan of Merger with LARK Investment Corporation, a Delaware corporation, its wholly-owned subsidiary (“Acquisition Sub”), and Freedom Bancshares, Inc., a Kansas corporation (“Freedom”) (the “Agreement”). Pursuant to the terms of the Agreement, Freedom will merge with and into Acquisition Sub, with Freedom as the surviving corporation (the “Merger”).

It is anticipated that Freedom Bank, Freedom’s wholly-owned bank subsidiary (“Freedom Bank”), will be merged with and into Landmark National Bank, Landmark’s wholly-owned bank subsidiary, concurrently with or shortly following the completion of the holding company merger. At the time of the bank merger, Freedom Bank’s banking office will become a branch of Landmark National Bank.

The Agreement provides for an all-cash transaction of $33,350,000, subject to certain adjustments, for all of the shares of Freedom, as set forth in the Agreement attached as an exhibit hereto. The Agreement has been unanimously approved by the boards of directors of both companies and is subject to the approval of Freedom’s stockholders and regulatory agencies. The transaction is expected to close in the fourth quarter of 2022.

The Agreement contains customary representations and warranties of both parties and customary conditions to the parties’ obligations to close the transaction, as well as agreements to cooperate in the process of consummating the transaction. The Agreement also contains provisions limiting the activities of Freedom and Freedom Bank which are outside the ordinary and usual course of business, including restrictions on employee compensation, certain acquisitions and dispositions of assets and liabilities, and solicitations relating to alternative acquisition proposals, pending the completion of the Merger. Certain of the directors, executive officers and shareholders of Freedom (holding approximately 15.8% of the outstanding common stock of Freedom) have executed a voting agreement in which they have agreed to vote their shares of Freedom common stock in favor of approval of the Agreement.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Agreement have been made only for purposes of, and were and are solely for the benefit of the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (i) will not survive the consummation of the Merger, and (ii) were made only as of the date of the Agreement or such other date as is specified in the Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement, and not to provide investors with any other factual information regarding Landmark or Freedom, their respective affiliates or their respective businesses.

Item 7.01. Regulation FD Disclosure.

In connection with the execution of the Agreement discussed in Item 1.01 above, Landmark and Freedom issued a joint press release. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

The information furnished pursuant to this Item and the related exhibits shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of June 28, 2022, by and among Landmark Bancorp, Inc., LARK Investment Corporation and Freedom Bancshares, Inc.*

99.1	Press Release, dated as of June 28, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Landmark has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. Landmark will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDMARK BANCORP, INC

Dated: June 28, 2022	By:	/s/ Mark A. Herpich
Mark A. Herpich
Chief Financial Officer